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PRESS RELEASE                                                       EXHIBIT 99.1

                           FOR:              Applied Analytical Industries, Inc.

                           CONTACT:          Pamela S. Dietze
                                             Investor Relations Coordinator
                                             Applied Analytical Industries, Inc.
                                             (910) 392-1606

               APPLIED ANALYTICAL INDUSTRIES, INC. (AAI) ANNOUNCES
                RECORD FINANCIAL RESULTS FOR SECOND QUARTER 1998

         Wilmington, North Carolina, August 4, 1998 -- Applied Analytical Industries, Inc. (Nasdaq: AAII) today announced financial results for the second quarter ended June 30, 1998.

         Net sales for the second quarter of 1998 rose 23% to $19.4 million from net sales of $15.8 million reported in the second quarter of 1997. The Company reported net income for the second quarter of 1998 of $1.3 million, or $0.08 per share, versus a net income of $0.6 million or $0.04 per share, for the same period a year ago. Quarterly net sales of the Company's core Fee-for-Service business increased by 13% to $17.2 million in 1998 from $15.2 million for the same period of 1997. Internal Product Development revenues for the second quarter were $2.2 million, compared to $0.6 million for the same period in 1997.

         For the six months ending June 30, 1998, net sales were $36.5 million, an increase of 18% from the net sales of $31.0 million reported for the same period of 1997. Net income was $2.4 million, or $0.15 per share, versus net income of $1.5 million, or $0.09 per share in 1997. Net sales of the Company's core Fee-for-Service business increased by 13% to $32.8 million in 1998 from $29.0 million in 1997. Internal Product Development revenues in 1998 increased by 86% to $3.8 million versus Internal Product Development revenues of $2.0 million in 1997.

         The gross margin from Fee-for-Service work was 48% for the second quarter of 1998 compared to 50% for the same period of 1997. Research and development ("R&D") expenses were 10% of net sales in the second quarter of 1998, compared to 11% in the second quarter of 1997.

         Dr. Frederick Sancilio, AAI's Chief Executive Officer and Chairman commented on the second quarter by saying, "Demand for our Fee-for-Service business in the United States continues to be strong. To meet this demand, we have acquired an additional 75,000 square feet of laboratory space in New Jersey that will be operational in the fourth quarter of this year. This new space will be phased into operations over the next three years."

         Discussing Internal Product Development, Dr. Sancilio stated, "Our net sales from licensing and royalties of $2.2 million continues to demonstrate the successful growth of
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         this program. During the second quarter, in the U.S., we signed one new licensing contract and filed two products with the FDA."

         AAI is a leading contract research and development organization (CRO) providing pharmaceutical product development and support services to the worldwide pharmaceutical and biotechnology industries. The Company offers seamless outsourcing as well as an integrated broad spectrum of pharmaceutical services, both clinical and non-clinical. Additionally, AAI leverages its drug development expertise to generate licensing and royalty revenues by licensing internally developed drugs and drug technologies to pharmaceutical client companies worldwide.

         Information in the press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of acquired businesses to be integrated with AAI's operations, actual operational performance, the ability to acquire and maintain large client contracts, the ability to hire and retain qualified employees and other items that may cause the actual results to differ materially, which may be discussed in the Company's recent Form 10-K filings, its registration statement, as amended, and other filings with the Securities and Exchange Commission.

                                (Table to follow)
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                       APPLIED ANALYTICAL INDUSTRIES, INC.
                   Condensed Consolidated Statement of Income
                    (In thousands, except per share amounts)
                                   (Unaudited)

                                           Three months ended            Six months ended
                                                 June 30,                     June 30,
                                         -----------------------      -----------------------
                                           1998           1997          1998           1997
                                           ----           ----          ----           ----
Net sales:
   Fee for service                       $ 17,199       $ 15,223      $ 32,776       $ 28,969
   Internal product development             2,227            591         3,763          2,020
                                         --------       --------      --------       --------
                                           19,426         15,814        36,539         30,989
                                         --------       --------      --------       --------

Operating costs and expenses:
   Cost of sales                            8,965          7,566        17,462         15,057
   Selling                                  2,017          1,829         4,183          3,664
   General and administrative               4,400          3,855         8,062          7,034
   Research and development                 1,965          1,753         3,368          3,371
                                         --------       --------      --------       --------
                                           17,347         15,003        33,075         29,126
                                         --------       --------      --------       --------

   Income from operations                   2,079            811         3,464          1,863

Other income (expense):
   Interest income, net of expense            116            247           248            574
   Other, net                                 (43)            93           (32)           217
                                         --------       --------      --------       --------
                                               73            340           216            791
                                         --------       --------      --------       --------

Income before income taxes                  2,152          1,151         3,680          2,654
Provision for income taxes                    846            568         1,301          1,161
                                         --------       --------      --------       --------
Net income                               $  1,306       $    583      $  2,379       $  1,493
                                         ========       ========      ========       ========


Basic earnings per share                 $   0.08       $   0.04      $   0.15       $   0.09
                                         ========       ========      ========       ========
Weighted average shares outstanding        16,303         16,288        16,300         16,288
                                         ========       ========      ========       ========

Diluted earnings per share               $   0.08       $   0.04      $   0.15       $   0.09
                                         ========       ========      ========       ========
Weighted average shares outstanding        16,357         16,417        16,405         16,429
                                         ========       ========      ========       ========